UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K/A

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report: June 1, 2009

(Date of earliest event reported)

DEERE & COMPANY

(Exact name of registrant as specified in its charter)

DELAWARE	1-4121	36-2382580
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One John Deere Place

Moline, Illinois 61265

(Address of principal executive offices and zip code)

(309) 765-8000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Items 5.02 and 8.01	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers and Other Events.

On June 1, 2009, the Company issued the attached release regarding executive officer appointments.  In connection with the release, the Company makes the following additional disclosures regarding prior business experience and compensation changes:

Business Experience:

Prior to serving as senior vice president and chief financial officer, Mr. Mack served as Company vice president and treasurer.

Compensation Changes:

In connection with the new assignments, the Compensation Committee of the Board (the “Committee”) approved increases in Mr. Allen’s annual base salary effective June 1, 2009 from $628,296 to $800,000 and effective August 1, 2009, when Mr. Allen becomes Chief Executive Officer, to $1,200,000.

Mr. Allen continues to participate in the Company’s annual and mid-term incentive bonus plans that payout based on the Company’s operating return on operating assets and shareholder value added during the performance periods.  Awards under the annual bonus plan are based in part on base salaries during the performance period.  Considering the new base salaries, the target award under the annual bonus plan for Mr. Allen for the fiscal 2009 performance period will increase to $819,864 from $534,052.  Mr. Allen’s target award under the mid-term bonus plan for the performance period ending in fiscal 2009, which is based on his salary grade in September 2008, remains unchanged at $453,151.

Actual bonuses likely will differ due to actual Company performance during the performance periods, any additional changes in salary, the number of participants sharing in the mid-term bonus pool, and any plan and award changes approved by the Committee.

Item 9.01 Financial Statements are Exhibits

(d)         Exhibits

(99.1) News Release

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

DEERE & COMPANY

	By:	/s/ Greg R. Noe
Greg R. Noe
Secretary and Associate General Counsel

Dated: June 29, 2009

Exhibit Index

Number and Description of Exhibit

(99.1)                   News Release of June 1, 2009